Exhibit 5.1

Dentons US LLP 1221 Avenue of the Americas New York, NY 10020-1089 USA T +1 212 768 6700 F +1 212 768 6800	Salans FMC SNR Denton dentons.com

May 29, 2015

ADMA Biologics, Inc. 465 State Route 17 South Ramsey, NJ, 07446

Re:	ADMA Biologics, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

In our capacity as counsel to ADMA Biologics, Inc., a Delaware corporation (the “Company”), we have been asked to render this opinion in connection with a registration statement on Form S-8 (the “Registration Statement”), being filed contemporaneously herewith by the Company with the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the “Act”), covering 1,600,000 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company issuable pursuant to the terms of the Company’s 2014 Omnibus Incentive Compensation Plan (the “Plan”).

We are delivering this opinion to you at your request in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K under the Act.

In connection with rendering this opinion, we have examined and are familiar with (i) the Company’s Certificate of Incorporation, as amended, (ii) the Company’s Bylaws, (iii) the Plan, (iv) the Registration Statement, (v) corporate proceedings of the Company relating to the Plan, and (vi) such other instruments and documents as we have deemed relevant under the circumstances.

In making the aforesaid examinations, we have assumed the genuineness and authenticity of all documents examined by us and all signatures thereon and the conformity to originals of all copies of all documents examined by us. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date.

Based upon the foregoing, and in reliance thereon, and subject to the limitations and exceptions stated herein, we are of the opinion, having due regard for such legal considerations as we deem relevant, that the Shares have been duly and validly authorized and, when issued and paid for in accordance with the terms of the Plan, will be duly and validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any jurisdiction other than the Delaware Corporate Law and the federal laws of the United States of America.

We hereby consent to the use of our opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Dentons US LLP Dentons US LLP